EXHIBIT 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 3 dated as of August 1, 2010 between BERRY PLASTICS CORPORATION, a Delaware corporation (the "Corporation"), and CURTIS L. BEGLE (the "Employee").

Reference is made to the Employment Agreement dated as of January 1, 2001 as amended on September 13, 2006 and as further amended on December 31, 2008 (the "Agreement"), between the Corporation and the Employee. The Corporation and the Employee desire to amend certain terms of the Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

Accordingly, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Termination of Employment. Section 8(b) of the Agreement is hereby amended by adding a new paragraph (iii) which reads in its entirety as follows:

"(iii) the applicable bonus provided for in Section 5(b) computed on a pro-rata basis to the Termination Date, payable at the same time and in the same manner only as, if and when bonuses are paid to other employees of the Corporation of comparable level."

2.	Effect of Amendment. Except as expressly amended hereby, the Agreement shall remain in full force and effect and unchanged.

3.	Counterparts. This Amendment No. 3 may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

BERRY PLASTICS CORPORATION
By:	/s/ Marcia Jochem
Marcia Jochem Executive Vice President, Human Resources
/s/ Curtis Begle
Curtis Begle